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                         SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C.  20549

                                      FORM 8-K

                                   CURRENT REPORT

       PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported)     August 28, 1998
                                                             ---------------

                                 RADYNE CORPORATION

               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
               ------------------------------------------------------



NEW YORK                                 0-11685-NY            11-2569467
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(State or other jurisdiction            (Commission          (IRS Employer
      of incorporation)                 File Number)         Identification)


                    5225 SOUTH 37TH STREET, PHOENIX, ARIZONA 85040
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              (Address of principal executive offices)       (Zip Code)



Registrant's telephone number, including area code    602-437-9620
                                                     -------------


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            (Former name or former address, if changed since last report)


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ITEM 5. OTHER EVENTS

     On August 28, 1998, Radyne Corporation (the "Company") signed a definitive agreement (the "Agreement") to acquire ComStream Holdings, Inc. ("ComStream") from Spar Aerospace Limited ("Spar"), a Canadian advanced technology company. ComStream, a wholly owned subsidiary of Spar, is an international provider of digital transmission solutions for voice, data, audio and video applications with offices in the United States, Singapore, Indonesia, China and the United Kingdom. Revenues of ComStream for 1997 were approximately $56 million and for 1998 are expected to be in excess of $40 million.

     Pursuant to the terms of the Agreement, all of the outstanding shares of common stock of ComStream will be purchased for an aggregate purchase price of $17,000,000, of which $10 million will be payable in cash at the closing and $7 million will be payable up to nine months thereafter pursuant to a note which will be convertible into Radyne common stock (the "Common Stock") under certain circumstances. The acquisition has been approved by the boards of directors of Radyne, Spar and ComStream and is subject to customary closing conditions. In addition, the transaction is subject to governmental review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Exon-Florio law. It is expected that the transaction will close during the month of September, 1998. The acquisition will be accounted for under the purchase method and will result in a one-time charge of approximately $6 million, which represents the value assigned to purchased research and development. In addition, Radyne expects to incur a one-time charge of approximately $2.5 million for restructuring costs.

     Radyne intends to finance the acquisition, the restructuring costs and its ongoing working capital needs via the offering of Common Stock to its existing shareholders and the extension and enhancement of its bank line of credit. Stetsys Pte Ltd and Stetsys US, Inc., Radyne's controlling shareholders have committed to purchase an aggregate of $16 million of common stock upon the closing of the ComStream acquisition at a price per share equal to the average trading price of Radyne shares for the first 5 trading days following the date of this announcement, less 50 cents. This will also be the conversion price in the convertible note provided to Spar as part of the acquisition consideration. Radyne's other shareholders will be offered approximately $1,660,000 of common shares at the same price per share, in amounts proportionate to their shareholdings. This offering will be made strictly by means of a prospectus which will be distributed to shareholders of record at a date selected at the time of Radyne's filing with the Securities and Exchange Commission of a registration statement for the offering, which is anticipated to occur at or about the time of the closing of the ComStream acquisition.

     Radyne, a member of the Singapore Technologies group, based in Phoenix, has designed and produced digital data communications equipment and associated equipment for satellite telecommunications systems for eighteen years. The company designs, manufactures and sells satellite modems, frequency converters, ancillary products and equipment racks containing integrated modems and supporting equipment for data communications.


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7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

c.   Exhibits

     2.1 Stock Purchase Agreement dated August 28, 1998 between Spar Aerospace Limited and the Company

     4.1    Form of Convertible Promissory Note

     4.2    Form of Registration Rights Agreement between Spar and the Company

     99.1   Press release issued by the Company on August 28, 1998


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                                     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated: August 28, 1998


                                                  RADYNE CORPORATION
                                                 -------------------------------
                                                  (Registrant)

                                             By:  /s/ Robert C. Fitting
                                                  ------------------------------
                                             Its: President